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                                                                   EXHIBIT 10.34


                                    AMENDMENT
                                       TO
                CAREMARK RX, INC. 1998 EMPLOYEE STOCK OPTION PLAN
                           EFFECTIVE NOVEMBER 15, 2000


         The Caremark Rx, Inc. 1998 Employee Stock Option Plan (the "Plan") is hereby amended as follows:

         1. Amendment Regarding Transferability of Options. Section 6.10 of the Plan is hereby amended by deleting Section 6.10 in its entirety and substituting the following new Section 6.10 therefor:

         6.10 TRANSFERABILITY OF OPTIONS. To the extent not prohibited by any statute, rule or regulation applicable to the Plan, the Options or the registration with the Securities and Exchange Commission of the Common Stock to be issued upon exercise of the Options, the Committee may, in its discretion, authorize all or a portion of Options granted to a Participant to be on terms which permit transfer by such Participant to (i) Immediate Family Members, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (A) the Award Agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (B) subsequent transfers of transferred Options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan, the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in this Section 6.10. Notwithstanding the foregoing, should the Committee provide that Options granted be transferable, the Company by such actions incurs no obligation to notify o otherwise provide notice to a transferee of early termination of the Option. In the event of a transfer, as set forth above, the original Participant is and will remain subject to and responsible for any applicable withholding taxes upon the exercise of such Options.

         2. Effective Date. The effective date of this Amendment shall be November 15, 2000.

         3.       Miscellaneous.

                  (a) Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

                  (b) Except as specifically amended hereby, the Plan shall remain in full force and effect.



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         IN WITNESS WHEREOF, the Company has caused this Amendment to the
Caremark Rx, Inc. 1998 Employee Stock Option Plan to be executed as of the Effective Date.


                                           CAREMARK RX, INC.


                                           -----------------------------------

                                           Sara J. Finley, Corporate Secretary



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